XL Group plc

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Press Release

Contact:	David Radulski	Carol Parker Trott
	Investor Relations	Media Relations
	(441) 294-7460	(441) 294-7290

XL GROUP PLC ANNOUNCES SENIOR NOTE OFFERING, REMARKETING PLANS FOR 8.25%
SENIOR NOTES AND TENDER OFFER FOR SERIES C PREFERENCE ORDINARY SHARES

HAMILTON, BERMUDA, June 28, 2011 – XL Group plc (NYSE: XL) (“XL”) today announced the following:

•         A senior note offering by XL Group Ltd., one of XL’s wholly-owned subsidiaries.

•         The remarketing of the $575 million aggregate principal amount of XL Group Ltd.’s 8.25% senior notes due August 2021 (comprising part of the Equity Security Units issued in 2008), including its intention to participate in the remarketing of, and submit an order to purchase some or all of, such notes in August 2011 and to retire any notes it may purchase in such remarketing.

•         A tender offer by its wholly-owned subsidiary, XL Group Ltd., for any and all of its 2,876,000 outstanding Series C Preference Ordinary Shares for an aggregate purchase price of up to approximately $72.2 million.

The Senior Note Offering

XL Group Ltd. (“XL-Cayman”) plans to offer its senior unsecured notes due 2021, which will be fully and unconditionally guaranteed by XL. XL-Cayman intends to use up to approximately $72.2 million of the net proceeds from the sale of the senior notes to fund the tender offer described below in respect of XL-Cayman’s Series C Preference Ordinary Shares and to use the remainder of the net proceeds for general corporate purposes, which may include the repurchase from time to time, or repayment, of its debt securities.

The joint book-running managers for the offering are Wells Fargo Securities, LLC and Morgan Stanley & Co. LLC.

XL and XL-Cayman have filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) with respect to the senior note offering to which this press release relates. Before you invest, you should read the prospectus in that registration statement, the related preliminary prospectus supplement and other documents that XL has filed with the SEC for more complete information about XL, XL-Cayman and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the related preliminary prospectus supplement if you request them by contacting Wells Fargo Securities, LLC, 1525 West W.T. Harris Blvd., NC0675, Charlotte, North Carolina 28262, Attention: Capital Markets Client Support, telephone: 1-800-326-5897, email:  cmClientsupport@wachovia.com, or Morgan Stanley & Co. LLC, 180 Varick Street, 2nd Floor, New York, New York 10014, Attention: Prospectus Department, telephone: 1-866-718-1649 or email: prospectus@morganstanley.com.

The Remarketing

XL Company Switzerland GmbH (“XL-Switzerland”) will enter into a remarketing agreement relating to the remarketing of the 8.25% Senior Notes due 2021 of XL-Cayman (the “8.25% Notes”) comprising part of XL-

Switzerland’s 10.75% Equity Security Units (the “ESUs”). The remarketing will commence on August 2, 2011 and is anticipated to settle on August 15, 2011, when the forward purchase contracts comprising part of the ESUs are to be settled. Subject to certain conditions, the proceeds from the remarketing of the 8.25% Notes will be used to satisfy the purchase price for XL’s ordinary shares to be issued and delivered to holders of the ESUs upon settlement of the forward purchase contracts. The number of ordinary shares to be issued upon settlement of the forward purchase contracts will be determined based on the average trading price for the ordinary shares over a period preceding that date and is subject to a maximum of approximately 35.9 million shares. XL-Cayman currently anticipates that it will participate in the remarketing and submit an order to purchase some or all of the 8.25% Notes available to be remarketed, and will retire all such 8.25% Notes it may purchase in the remarketing.

The Tender Offer

XL-Cayman has commenced a cash tender offer for any and all of its 2,876,000 outstanding Series C Preference Ordinary Shares, liquidation preference $25.00 per share. The tender offer is being made solely pursuant to the Offer to Purchase dated June 28, 2011 and the accompanying Letter of Transmittal, which were filed by XL-Cayman with the SEC on June 28, 2011, as exhibits to a Tender Offer Statement on Schedule TO. The terms and conditions of the tender offer are more fully set forth in those documents.

Upon the terms and subject to the conditions set forth in the Offer to Purchase, XL-Cayman is offering to pay a purchase price of $25 for each preference share it purchases, plus an amount equal to accrued but unpaid dividends up to, but not including, the date of purchase.

The tender offer will expire at 5:00 p.m., New York City time, on August 9, 2011, unless XL-Cayman extends or terminates the tender offer.

The tender offer is not contingent upon any minimum number of preference shares being tendered or the availability of financing. It is subject to customary conditions for transactions of this type.

Holders of preference shares who have any questions regarding the terms of the tender offer should contact the dealer manager, Goldman, Sachs & Co., at (800) 828-3182 (U.S. Toll-Free) or (212) 357-4692 (collect). Copies of the Offer to Purchase, the Letter of Transmittal or any related documents may be obtained from Global Bondholder Services Corporation, the Information Agent, at (866) 857-2200 (U.S. Toll-Free).

General Information

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE AN OFFER TO SELL OR PURCHASE, OR THE SOLICITATION OF AN OFFER TO BUY OR SELL, ANY SECURITIES OF XL OR ITS SUBSIDIARIES AND SHALL NOT CONSTITUTE AN OFFER, SOLICITATION, PURCHASE OR SALE OF ANY SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER, SOLICITATION, PURCHASE OR SALE WOULD BE UNLAWFUL.

XL was formed in 1986 in response to the unmet risk management needs of 68 of the world's largest companies. This year, as XL celebrates its 25th anniversary, it remains the company clients look to for innovative insurance and reinsurance solutions for their most complex risks. XL Group plc, through its subsidiaries, is a global insurance and reinsurance company providing property, casualty, and specialty products to industrial, commercial, and professional firms, insurance companies and other enterprises on a worldwide basis. Its principal offices are located at No. 1 Hatch Street Upper, 4th Floor, Dublin 2, Ireland.

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This press release contains forward-looking statements. Such statements involve inherent risks and uncertainties. Statements that are not historical facts, including statements about XL’s and XL-Cayman’s belief or expectations, are forward-looking statements. These statements are based on current plans, estimates and expectations, all of which involve risk and uncertainty. Actual results may differ materially from those projected in such forward-looking statements, including regarding the conduct and outcome of the offering, tender offer or remarketing described above, and therefore you should not place undue reliance on them. A non-exclusive list of the important factors that could cause actual events or results to differ materially from those in such forward-looking statements is set forth in XL’s most recent annual report on Form 10-K, quarterly report on Form 10-Q and XL’s other documents on file with the SEC. XL undertakes no obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future developments or otherwise.